Exhibit 99.1

BROWN-FORMAN REPORTS STELLAR RESULTS IN FISCAL 2013;
EXPECTS ANOTHER STRONG YEAR OF GROWTH IN 2014

Louisville, KY, June 5, 2013 – Brown-Forman Corporation (NYSE:BFA, BFB) today reported financial results for its fourth quarter and fiscal year ended April 30, 2013.  For the quarter, reported net sales1 increased 8% to $866 million (+7% on an underlying basis2) and reported operating income increased 18% to $177 million (+15% on an underlying basis).  Diluted earnings per share in the quarter increased 8% to $0.52, compared to $0.49 in the prior year period, including approximately $0.07 cents of benefits due to the timing of shipments and discrete tax items.

For the full year, reported net sales increased 5% to $3,784 million (+8% on an underlying basis), reported operating income increased 14% to $898 million (+13% on an underlying basis), and diluted earnings per share increased 16% to $2.75 compared to $2.37 in the prior year period.  Reported earnings per share were negatively impacted by the absence of Hopland-based wines and adverse foreign exchange, but benefited from the aforementioned items in the fourth quarter of 2013.

Paul Varga, the company’s chief executive officer, said, “We are pleased to have delivered another year of top-tier industry results, with underlying sales growth of 8% and underlying operating income growth of 13%.  The company achieved solid price increases, which helped drive margin expansion.  Due to continued global interest in North American whiskey and favorable trends in premiumization, we remain cautiously optimistic that Brown-Forman’s strong and balanced organic growth will continue in fiscal 2014."

Fiscal 2013 Highlights
•	Underlying net sales increased 8%, driven by broad-based geographic gains and brand strength, with constant currency net sales3 up 6%
o	Price/mix contributed over three points to net sales growth
o	Jack Daniel’s family of brands grew net sales 11%
o	The company’s super and ultra-premium whiskey brands grew net sales 19%
o	Casa Herradura’s family of tequila brands grew net sales 9%
o	Finlandia’s family of brands grew net sales 6%

•	Underlying operating income increased 13%, driven by top-line growth, gross margin expansion, and operating expense leverage
•	As of April 30, 2013, Brown-Forman generated an industry-leading ROIC4 of 22%

Fiscal 2013 Performance
The company’s underlying sales growth of 8% was driven by strong brand performance from its focused portfolio.  The company’s outperformance was also fueled by the strength of the North American whiskey category, continued growth of Jack Daniel’s Tennessee Honey, and growth from premium and above brands.  Company-wide price/mix contributed approximately three points to full year sales growth and drove the company’s global value share, while depletions grew at a mid single-digit rate.  This balanced revenue growth helped deliver gross margin expansion of 200bps.  Approximately half of the increase was driven by improved price/mix and reductions in costs associated with value-added packaging, while the other half was due to the absence of Hopland-based wines.

The company enjoyed broad-based geographic gains, driven by strong results in both the emerging markets and the developed world.

Brown-Forman Corporation – Top Ten Countries
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2013
Country	% of Net Sales	% Growth in Constant Currency Net Sales
United States5	41%	8%
Australia	13%	6%
United Kingdom	9%	4%
Mexico	6%	8%
Germany	5%	13%
Poland	5%	5%
France	2%	14%
Russia	2%	36%
Japan	1%	18%
Turkey	1%	38%

In the emerging markets, net sales growth was widespread.  Turkey’s net sales jumped 38% as route-to-market changes implemented two years ago have dramatically improved distribution as well as accelerated the success of brand-building efforts among consumers in a rapidly growing distilled spirits market.  Russia enjoyed similarly strong year-over-year growth, increasing net sales by 36%.  Brazil, the company’s fourteenth largest market outside of the United States, enjoyed a 23% increase in net sales.  Ukraine, Kazakhstan, and Georgia grew net sales by 29% to almost 300,000 cases in the aggregate.  Southeast Asia’s net sales grew 16% to 300,000 cases, driven by Thailand’s 19% jump, India’s 26% increase, and Indonesia’s 29% growth.  Emerging Africa surpassed the 100,000 case mark with net sales growth of 12%.

Net sales continued to grow at a mid to high single-digit rate in most of the developed markets, including a strong performance in the United States, where net sales, adjusted for Hopland-based wines, grew by 8%.  Australia and the United Kingdom also continued to grow net sales in the mid single-digits, while France grew by 14%, roughly in-line with its five and ten year rates of growth.  Not surprisingly, net sales growth in Italy and Spain remained under pressure given the weak economic conditions, but the company’s portfolio gained share in these challenging markets.  Japan’s 18% net sales growth included some inventory build related to the new agency relationship with Asahi.

The company’s Global Travel Retail business delivered 12% net sales growth, driven by price increases, successful innovation, and new product launches, including the successful rollout of Jack Daniel’s Tennessee Honey and Jack Daniel’s Sinatra Select.

The majority of the company’s brands delivered net sales growth in the year, led by the Jack Daniel’s trademark.  Jack Daniel’s Tennessee Whiskey grew net sales by 7%, with markets outside of the United States modestly outpacing the strong growth in the United States.

Jack Daniel’s Tennessee Honey’s global net sales nearly doubled in the second full year in the marketplace.  Sales in the United States grew by 37%, as brand awareness has grown and velocity has increased in the off-premise.  Sales outside of the United States were driven by the successful rollout of the brand to several key markets including the United Kingdom, Australia,
Poland, and South Africa.  The company expects to bring this great product into other important markets for Jack Daniel’s in fiscal 2014.  Jack Daniel’s Tennessee Honey, along with other innovations, contributed roughly 25% of the company’s net sales growth in Fiscal 2013.

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, and Collingwood, grew net sales almost 20% in the year and depleted over 825,000 cases.  Woodford’s performance was exceptional, up 28%, and the company believes there is a long global runway ahead for this brand, including markets outside of the United States given only 14% of the brand’s sales are currently generated in non-U.S. markets.  Additionally, the company intends to ramp up spending behind its Gentleman Jack brand in fiscal 2014 with the recent launch of the ‘Order of Gentlemen’ marketing campaign, and believes this super-premium line extension is also well-positioned for global growth.  Markets outside of the United States grew net sales 30% in fiscal 2013 and drove almost two-thirds of Gentleman Jack’s incremental sales.

Finlandia vodka’s family of brands grew net sales by 6%, reaching record levels, with depletions of almost 3.3 million cases.  Sales growth was driven by strong demand in Russia.

The Casa Herradura family of tequila brands grew net sales by 9%.  Herradura grew global net sales 15%, fueled by 20% growth in the United States.  New Mix RTDs grew 13% and el Jimador grew net sales by 11% in the United States, offset by a 2% decline in non-U.S. markets.

Southern Comfort’s family of brands net sales grew 1% in the United States, but declined 4% globally, an improvement from the 7% decline in Fiscal 2012.  While Southern Comfort continued to experience sales declines in markets outside of the United States, the company believes that fiscal 2013 marked the first step towards returning the brand to global growth.

Underlying SG&A increased by 8% and underlying A&P spend grew by 6% in fiscal 2013, as the company continued to invest in its brands and the infrastructure that will support the company’s goal of delivering long-term growth.

Dividends and Other
As of April 30, 2013, total debt was $1,002 million, compared with $510 million as of April 30, 2012.  On February 25, 2013, Brown-Forman completed the redemption of its outstanding $250 million 5% notes due 2014 and recorded a pre-tax expense of $9 million.

During fiscal 2013, the company returned almost $1.1 billion to shareholders through its recurring quarterly dividends as well as the $4 special dividend paid during the third quarter of fiscal 2013.  Brown-Forman has paid regular cash dividends for 67 consecutive years and increased them for each of the last 29 years, making Brown-Forman a member of the Standard and Poor’s 500 Dividend Aristocrats Index.  The company also produced what it believes to be an industry-leading return on invested capital of 22%.

Fiscal Year 2014 Outlook
Despite the uncertainty in the global macroeconomic environment, the company is anticipating that the strong trends experienced in fiscal 2013 will continue into fiscal 2014.  Accordingly, the company currently expects high single-digit growth in both reported and underlying sales, driven by the continued global expansion of the Jack Daniel’s trademark, including both Tennessee Whiskey and Tennessee Honey.  The company’s focus on super-premium brands including Herradura, Woodford Reserve, Gentleman Jack, and Jack Daniel’s Single Barrel, along with continued growth in Finlandia and an improvement in Southern Comfort’s results, should also drive sales growth.  Sales growth includes expected price increases in the low single-digit range, which should help offset inflationary pressures.

Modest operating leverage through the SG&A line would result in underlying operating income growth of approximately 9-11% and diluted earnings per share of $2.80 to $3.00.  Reported earnings per share include the anticipated negative impact of $0.06 per share related primarily to the buyback of inventory in France as the company transitions to an owned distribution model on January 1, 2014, as well as a $0.02 negative impact from adverse foreign exchange moves.  The following table summarizes the current fiscal 2014 outlook, including the items that are expected to negatively impact reported rates of growth:

EPS Roll Forward
Fiscal 2013 Reported EPS	$2.75
Fiscal 2013 Adjustments:
Shipments in excess of depletions	-0.05
Discrete tax items	-0.02
Bond redemption fees	+0.03
Adjusted 2013 Baseline EPS6	$2.71
Expected incremental EPS growth	+0.17 to +0.37
Anticipated impact from France buyback and foreign exchange in fiscal 2014	-0.08
Fiscal 2014 EPS Outlook	$2.80 to $3.00

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 68352658.  A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide.  For more information about the Company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the three-month and twelve-month periods ended April 30, 2013, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.
3 All ‘net sales’ references are on a constant currency basis, unless otherwise noted.  Constant currency represents reported net sales with the cost/benefit of currency movements removed.  Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.
4 Return on invested capital is defined as the sum of net income (excluding extraordinary items) and after-tax interest expense, divided by average invested capital.  Invested capital equals assets less liabilities, excluding interest-bearing debt.
5 Net sales growth in the United States is adjusted for Fiscal 2012’s $79 million in Hopland-based wine sales.
6 We believe that excluding specific items which are not anticipated to impact fiscal 2014 earnings provides helpful information in forecasting and planning the growth expectations of the company.

Important Information on Forward-Looking Statements:
This report contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:
•	Dependence upon the continued growth and profitability of the Jack Daniel’s family of brands

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, or lower returns or discount rates on pension assets

•
Risks associated with being a U.S-based company with global operations, including political or civil unrest; local labor policies and conditions; protectionist trade policies; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates

•	Changes in laws, regulations or policies – especially those that affect the production, importation, marketing, sale or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•
Changes in consumer preferences, consumption or purchase patterns – particularly away from brown spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; decline in the social acceptability of beverage alcohol products in significant markets; bar, restaurant, travel or other on-premise declines

•	Production facility, aging warehouse or supply chain disruption; imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, input materials or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related or higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments – such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product counterfeiting, tampering, or recall, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), including underlying net sales and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedule A attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2012 and 2013
(Dollars in millions, except per share amounts)

	2012	2013	Change

Net sales	$801	$866	8%
Excise taxes	198	206	4%
Cost of sales	181	200	11%
Gross profit	422	460	9%
Advertising expenses	99	99	1%
Selling, general, and administrative expenses	175	180	3%
Other (income) expense, net	(2)	4
Operating income	150	177	18%
Interest expense, net	7	16
Income before income taxes	143	161	12%
Income taxes	38	48
Net income	$105	$113	8%

Earnings per share:
Basic	$0.49	$0.53	8%
Diluted	$0.49	$0.52	8%

Gross margin	52.6%	53.1%
Operating margin	18.7%	20.4%

Effective tax rate	27.1%	29.7%

Cash dividends paid per common share	$0.23	$0.26

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,024	213,581
Diluted	214,610	215,212

Note:  All previously reported share and per share amounts have been restated to reflect the 3-for-2 stock split effected in August 2012.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Years Ended April 30, 2012 and 2013
 (Dollars in millions, except per share amounts)

	2012	2013	Change

Net sales	$3,614	$3,784	5%
Excise taxes	891	935	5%
Cost of sales	928	894	(4%)
Gross profit	1,795	1,955	9%
Advertising expenses	395	408	3%
Selling, general, and administrative expenses	610	650	7%
Amortization expense	3	--
Other (income), net	(1)	(1)
Operating income	788	898	14%
Interest expense, net	28	33
Income before income taxes	760	865	14%
Income taxes	247	274
Net income	$513	$591	15%

Earnings per share:
Basic	$2.39	$2.77	16%
Diluted	$2.37	$2.75	16%

Gross margin	49.7%	51.7%
Operating margin	21.8%	23.7%

Effective tax rate	32.5%	31.7%

Cash dividends paid per common share:
Regular quarterly cash dividends	$0.89	$0.98
Special cash dividend	--	4.00
Total	$0.89	$4.98

Shares (in thousands) used in the
calculation of earnings per share
Basic	214,529	213,369
Diluted	216,083	214,986

Note:  All previously reported share and per share amounts have been restated to reflect the 3-for-2 stock split effected in August 2012.

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
As of April 30, 2012 and 2013
 (Dollars in millions)

	2012	2013
Assets:
Cash and cash equivalents	$ 338	$ 204
Accounts receivable, net	475	548
Inventories	712	827
Other current assets	224	242
Total current assets	1,749	1,821

Property, plant, and equipment, net	399	450
Goodwill	617	617
Other intangible assets	668	668
Other assets	44	70
Total assets	$3,477	$3,626

Liabilities:
Accounts payable and accrued expenses	$ 386	$ 451
Short-term borrowings	4	3
Current portion of long-term debt	3	2
Other current liabilities	11	17
Total current liabilities	404	473

Long-term debt	503	997
Deferred income taxes	158	180
Accrued postretirement benefits	278	280
Other liabilities	65	68
Total liabilities	1,408	1,998

Stockholders’ equity	2,069	1,628

Total liabilities and stockholders’ equity	$3,477	$3,626

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2012 and 2013
(Dollars in millions)

	2012	2013

Cash provided by operating activities	$516	$537

Cash flows from investing activities:
Additions to property, plant, and equipment	(58)	(95)
Other	(10)	(2)
Cash used for investing activities	(68)	(97)

Cash flows from financing activities:
Repayment of long-term debt	(252)	(253)
Proceeds from long-term debt	--	747
Acquisition of treasury stock	(220)	--
Dividends paid	(192)	(1,063)
Other	2	(7)
Cash used for financing activities	(662)	(576)

Effect of exchange rate changes
on cash and cash equivalents	(15)	2

Net decrease in cash and cash equivalents	(229)	(134)

Cash and cash equivalents, beginning of period	567	338

Cash and cash equivalents, end of period	$338	$204

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Twelve Months Ended	Fiscal Year Ended
	Apr 30, 2013	Apr 30, 2013	April 30, 2012

Reported change in net sales	8%	5%	6%
Impact of foreign currencies	1%	1%	-
Impact of Hopland-based wine business sale	-	2%	2%
Estimated net change in distributor inventories	(2%)	(1%)	1%

Underlying change in net sales	7%	8%	9%

Reported change in gross profit	9%	9%	4%
Impact of foreign currencies	2%	1%	1%
Impact of Hopland-based wine business sale	1%	1%	3%
Estimated net change in distributor inventories	(4%)	(1%)	-

Underlying change in gross profit	8%	10%	8%

Reported change in advertising	1%	3%	8%
Impact of foreign currencies	2%	2%	-
Impact of Hopland-based wine business sale	1%	1%	1%

Underlying change in advertising	4%	6%	9%

Reported change in SG&A	3%	7%	6%
Impact of Hopland-based wine business sale	1%	-	-
Dispute settlement	-	-	(1%)
Impact of foreign currencies	-	1%	1%

Underlying change in SG&A	4%	8%	6%

Reported change in operating income	18%	14%	(8%)
Impact of foreign currencies	6%	1%	3%
Impact of Hopland-based wine business sale	3%	1%	12%
Dispute settlement	-	-	1%
Estimated net change in distributor inventories	(12%)	(3%)	1%

Underlying change in operating income	15%	13%	9%

Note: Totals may differ due to rounding

Notes:
Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows management and investors to understand Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the Company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A., whose brands were retained in the company’s portfolio as agency brands through December 31, 2011. This agency relationships resulted in fiscal 2012 reported net sales of $79 million and $0.03 per diluted share.   Included in this sale were the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale was a facility in Paso Robles, California.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products.  Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the company.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2013

			% Change vs. FY2012
	Depletions (000’s)		Depletions		Net Sales
Brand	9-Liter	Equivalent Conversion1	9-Liter	Equivalent Conversion	Reported	Constant Currency
Jack Daniel’s Family	19,013	13,094	6%	6%	9%	11%
Jack Daniel’s Family of Whiskey Brands2	12,437	12,428	6%	6%	10%	12%
Jack Daniel’s RTD/RTP3	6,576	658	5%	5%	5%	7%
el Jimador Family	6,928	1,796	5%	2%	6%	7%
el Jimador	1,225	1,225	0%	0%	2%	2%
New Mix RTD4	5,698	570	6%	6%	13%	13%
Finlandia Family	3,476	3,299	6%	5%	3%	6%
Finlandia	3,279	3,279	5%	5%	2%	5%
Finlandia RTD	193	19	26%	26%	24%	30%
Southern Comfort Family	2,353	2,046	(5%)	(3%)	(5%)	(4%)
Southern Comfort5	2,012	2,012	(2%)	(2%)	(4%)	(3%)
Southern Comfort RTD/RTP	341	34	(19%)	(19%)	(15%)	(15%)
Canadian Mist	1,600	1,600	(3%)	(3%)	(1%)	(1%)
Korbel Champagne	1,330	1,330	4%	4%	6%	6%
Super-Premium Other6	1,182	1,182	6%	6%	10%	10%
Rest of Brand Portfolio (excl. Discontinued Brands)	2,118	2,118	6%	6%	5%	8%
Total Active Brands	38,005	26,466	4%	4%	7%	8%

Note: Totals may differ due to rounding

1 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to a similar drinks equivalent as the parent brand for various trademark families.  RTD volume is divided by 10.
2 Jack Daniel’s brand family excluding RTD/RTP line extensions
3 Refers to all RTD and ready-to-pour (RTP) line extensions of Jack Daniel’s
4 RTD brand produced with el Jimador tequila
5 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort flavors
6 Includes Chambord liqueur and flavored vodka, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve